Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
LinnCo, LLC:
We consent to the incorporation by reference in the registration statement (No. 333-182305) on Form S-1 of LinnCo, LLC of our report dated February 28, 2013, with respect to the balance sheet of LinnCo, LLC as of December 31, 2012 and the related statements of operations, shareholders’ equity, and cash flows for the period from April 30, 2012 (inception) to December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of LinnCo, LLC.

/s/ KPMG LLP
Houston, Texas
February 28, 2013